 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of WeWork Inc. for the registration of 90,755,488 shares of its Class A Common Stock and to the incorporation by reference therein of our reports dated March 28, 2023, with respect to the consolidated financial statements of WeWork Inc., and the effectiveness of internal control over financial reporting of WeWork Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
June 5, 2023